Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
KBR, Inc.:

We consent to the use of our report dated February 23, 2018, except as to Notes 2, 5, 6, 10, and 11, which are as of October 30, 2018, with respect to the consolidated balance sheets of KBR, Inc. as of December 31, 2017 and 2016, and the related consolidated statements of operations, comprehensive income (loss), shareholders’ equity, and cash flows for each of the years in three-year period ended December 31, 2017, and the related notes and financial statement schedule II (collectively, the “consolidated financial statements”), incorporated herein by reference to the Form 8-K of KBR, Inc. dated October 30, 2018. We also consent to the use of our report dated February 23, 2018 with respect to the effectiveness of internal control over financial reporting as of December 31, 2017, which report appears in the December 31, 2017 annual report on Form 10-K of KBR, Inc.

/s/ KPMG LLP
KPMG LLP

Houston, Texas

October 30, 2018